Exhibit 99.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

QR Energy, LP:

In our opinion, the accompanying statement of revenues and direct operating expenses (the “financial statement”) presents fairly, in all material respects, the revenues and direct operating expenses of certain oil and gas properties of Quantum Resources A1, LP, QAB Carried WI, LP, QAC Carried WI, LP and Black Diamond Resources, LLC (the “December 2012 Transferred Properties”) for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America, using the basis of presentation described in Note 1. This financial statement is the responsibility of QR Energy, LP management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statement reflects the revenues and direct operating expenses of the December 2012 Transferred Properties using the basis of presentation described in Note 1 and are not intended to be a complete presentation of the financial position, results of operations, or cash flows of the December 2012 Transferred Properties.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 9, 2013

DECEMBER 2012 TRANSFERRED PROPERTIES
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
(In thousands)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Year Ended December 31, 2011
	(Unaudited)	(Unaudited)
Revenues	$81,623	$71,894	$101,036
Direct operating expenses	30,611	33,436	44,170
Excess of revenues over direct operating expenses	$51,012	$38,458	$56,866

The accompanying notes are an integral part of the Statements of Revenues and Direct Operating Expenses.

December 2012 Transferred Properties

Notes to Statements of Revenues and Direct Operating Expenses

1.              Properties and Basis of Presentation

The accompanying statements present the revenues and direct operating expenses of working interests in oil and natural gas producing properties acquired by QRE Operating, LLC, a wholly owned subsidiary of QR Energy, LP (“QR Energy” or the “Partnership”) on December 28, 2012 from affiliates under common control, in exchange for approximately $30 million in cash and the assumption of $115 million in long term debt, subject to customary purchase price adjustments. Specifically, the acquisition consisted of oil and natural gas properties and a processing plant in the Jay Field located in the Florida panhandle. These oil and natural gas properties and the processing plant are referred to collectively as the “December 2012 Transferred Properties,” and the acquisition is referred to as the “December 2012 Transaction.”  The affiliates under common control, from which the Partnership acquired the December 2012 Transferred Properties include Quantum Resources A1, LP, QAB Carried WI, LP, QAC Carried WI, LP and Black Diamond Resources, LLC (collectively the “Affiliate Sellers”).

The accompanying statements of revenues and direct operating expenses are presented on an accrual basis of accounting and were derived from the December 2012 Transferred Properties historical financial records. Revenues and direct operating expenses relate to the Partnership’s acquired net revenue and working interests in the December 2012 Transferred Properties. Oil and natural gas liquids revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is reasonably assured. Revenues are reported net of overriding and other royalties due to third parties. Direct operating expenses include lease and well repairs, production taxes, gathering and transportation, maintenance, utilities, payroll and other direct operating expenses.

During the periods presented, the December 2012 Transferred Properties were not accounted for as a separate entity or division of the Affiliate Sellers and are not indicative of the financial condition or results of operations of the December 2012 Transferred Properties going forward. Certain costs such as depreciation, depletion and amortization, accretion of asset retirement obligations, general and administrative expenses, interest expense and corporate income taxes were not allocated to the individual properties, and therefore not included as direct operating expenses.

Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not available on an individual property basis, nor is it practicable to obtain such information in these circumstances. Accordingly, the statement of revenues and direct operating expenses is presented in lieu of the financial statements required under Rule 3-01 and Rule 3-02 of the Securities and Exchange Commission’s (“SEC”) Regulation S-X. The results set forth in these statements of revenues and direct operating expenses may not be representative of future operations.

2.            Unaudited Interim Financial Information

The accompanying statements of revenues and direct operating expenses for the nine months ended September 30, 2012 and 2011 are unaudited. The unaudited interim statements of revenues and direct operating expenses have been derived from the Affiliate Sellers’ historical financial records and prepared on the same basis as the annual statement of revenues and direct operating expenses. In the opinion of management, such unaudited interim statements reflect all adjustments necessary for a fair presentation of the excess of revenues over direct operating expenses of the December 2012 Transferred Properties for the nine months ended September 30, 2012 and 2011.

3.            Subsequent Events

In accordance with Accounting Standards Codification (“ASC”) 855, we have evaluated subsequent events through January 9, 2013, the date of the accompanying statements of revenue and direct operating expenses were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements of revenue and direct operating expenses.

Supplemental Oil and Gas Reserve Information (Unaudited)

Estimated Quantities of Proved Oil and Natural Gas Reserves

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

The following table summarizes the estimated quantities of oil and natural gas reserves of the December 2012 Transferred Properties as of December 31, 2011 estimated by the Partnership’s petroleum engineers in accordance with the Financial Accounting Standards Board (“FASB”) and the SEC authoritative guidance, and the related summary of changes in estimated quantities of net remaining proved reserves during the year.

	Oil	NGL
	(MBbl)	(MBbl)
Balance, December 31, 2010	3,878	477
Extensions	728	101
Revisions of previous estimates	1,574	318
Production	(828)	(113)
Balance, December 31, 2011	5,352	783

Proved developed reserves:
December 31, 2010	3,528	411
December 31, 2011	5,191	760

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following tables set forth the computation of the standardized measure of discounted future net cash flows (the “Standardized Measure”) relating to proved reserves and the changes in such cash flows of the December 2012 Transferred Properties in accordance with the FASB and SEC authoritative guidance related to disclosures about oil and gas producing activities. The Standardized Measure is the estimated net future cash inflows from proved reserves less estimated future production and development costs, estimated plugging and abandonment costs, and a discount factor. Production costs do not include taxes, as profits or losses are reported to the taxing authorities by the individual partners. Production costs also do not include depreciation, depletion and amortization of capitalized acquisition, exploration and development costs. Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month average oil and gas index, calculated as the unweighted arithmetic average of the first day of the month price for each month during the year, as prescribed by ASC 932. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the FASB’s authoritative guidance, a discount rate of 10% is applied to the annual future net cash flows.

The average prices (adjusted for basis and quality differentials) related to proved reserves at December 31, 2011 for natural gas liquids was $57.71 per Bbl and for oil was $111.64 per Bbl. Future cash inflows were reduced by estimated future development, and production costs based on year-end costs resulting in net cash flow before tax.

The Standardized Measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

Year Ended
December 31,
(In thousands)	2011
Future cash inflows	$642,646
Future production and development costs	(490,553)
Future net cash flows	152,093
10% annual discount for estimated timing of cash flows	(12,971)
Standardized measure of discounted future net cash flows	$139,122

Changes in the Standardized Measure of the December 2012 Transferred Properties are as follows:

Year Ended
December 31,
(In thousands)	2011
Beginning of period	$53,444
Extensions	16,924
Revisions of previous estimates	47,775
Changes in future development costs, net	(9,083)
Development cost incurred during the year that reduce future development costs	2,396
Net change in prices	69,112
Sales, net of production costs	(54,506)
Changes in timing and other	7,716
Accretion of discount	5,344
End of period	$139,122